Exhibit 14

LOCK-UP LETTER

June 10, 2015

Morgan Stanley & Co. International plc

25 Cabot Squire, Canary Wharf

London, E14 4QA

United Kingdom

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, N.Y. 10010

United States

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

One Bryant Park

New York, New York 10036

Jefferies LLC

520 Madison Avenue

New York, NY 10022

As representatives of the several underwriters named

in the Underwriting Agreement (as defined below)

Ladies and Gentlemen:

The undersigned understands that you propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with China Biologic Products, Inc., a Delaware corporation (the “Company”), and certain selling stockholders to be named therein (the “Selling Stockholders”, providing for the public offering (the “Public Offering”) by the several underwriters to be named therein (the “Underwriters”), for whom you will act as representatives (collectively, the “Representatives”), of an aggregate of 3,000,000 shares (the “Shares”) of the common stock of the Company, par value of $0.0001 each (the “Common Stock”), plus an aggregate of up to an aggregate of 450,000 additional shares, at the option of the Underwriters.

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley & Co. International plc on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the final prospectus (the “Restricted Period”) relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock (collectively, “Covered Securities”) or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) the exercise of options (“Options”) to purchase Common Stock, including options issued pursuant to the Company’s equity compensation plans described in its Annual Report on Form 10-K for the year ended December 31, 2014, provided that such Common Stock shall remain subject to the terms of this letter; (b) the receipt from the Company of Common Stock in connection with the vesting of restricted stock units or the disposition of Common Stock to the Company or in open market transactions in connection with the payment of taxes due in connection with any such vesting; (c) the disposition of Common Stock to the Company or in open market transactions upon the exercise of Options to cover tax withholding obligations in connection with such exercise; (d) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions, (e) transfers of Covered Securities as a bona fide gift, (f) transfers of Covered Securities to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (g) transfers of Covered Securities upon death by will or by intestacy to the undersigned’s immediate family, or (h) distributions of Covered Securities into Common Stock to limited partners or stockholders of the undersigned and if the undersigned is an investment fund or a wholly-owned subsidiary of an investment fund, transfers of the Covered Shares to any other investment funds managed by the same investment advisor or general partner of the undersigned or to any wholly-owned subsidiaries of any such fund; provided that in the case of any transfer or distribution pursuant to clause (e) through (h), (i) each donee, transferee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Restricted Period, or (i) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period. In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley & Co. International plc on behalf of the Underwriters, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions. For purposes of this letter, the term “immediate family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is binding upon the undersigned’s heirs, successors and assigns.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation among the Company, the Selling Stockholders and the Underwriters. This Agreement shall become null and void if the Underwriting Agreement (other than the provisions thereof which survive termination) is terminated in accordance with its terms prior to payment for and delivery of the Shares to be sold thereunder, in which case, the undersigned shall be released from any and all obligations under this Agreement.

This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

WARBURG PINCUS X PARTNERS, L.P.

By:	Warburg Pincus X, L.P., its general partner
By:	Warburg Pincus X GP L.P., its general partner
By:	WPP GP LLC, its general partner
By:	Warburg Pincus Partners, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Timothy J. Curt
Name:	Timothy J. Curt
Title:	Partner